                                EXHIBIT 10.14.3




                                 SALES CONTRACT

                                    between

                           ROBERTS PROPERTIES, INC.,
                        a Georgia corporation, as Seller

                                      and

                     ROBERTS PROPERTIES RESIDENTIAL, L.P.,
                  a Georgia limited partnership, as Purchaser




                             Dated: March 15, 1996





         Property consisting of approximately 22.5 acres of unimproved real property fronting on Peachtree Industrial Boulevard
                and Howell Ferry Road, Gwinnett County, Georgia

                               TABLE OF CONTENTS

ARTICLE I -- PROPERTY TO BE CONVEYED  . . . . . . . . . . . . . . . . . .    1

ARTICLE II -- PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE III -- ITEMS TO BE DELIVERED BY SELLER AT CLOSING . . . . . . . .    2

ARTICLE IV -- ITEMS TO BE DELIVERED BY PURCHASER AT CLOSING . . . . . . .    3

ARTICLE V -- TIME AND PLACE OF CLOSING AND CLOSING COSTS  . . . . . . . .    3

ARTICLE VI -- APPORTIONMENTS  . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE VII -- PURCHASER'S CONDITIONS PRECEDENT . . . . . . . . . . . . .    4

ARTICLE VIII -- EMINENT DOMAIN  . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE IX -- SELLER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . .    5

ARTICLE X -- DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . .    6

ARTICLE XI -- NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE XII -- SETTLEMENT ITEMS . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE XIII -- ACCESS  . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE XIV -- BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE XV -- MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .    8


                                 SALES CONTRACT



               THIS AGREEMENT is made and entered into this 15th day of March, 1996 by and between ROBERTS PROPERTIES, INC., a Georgia corporation (hereinafter referred to as the "Seller") and ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership (hereinafter referred to as the "Purchaser").

                      ARTICLE I -- PROPERTY TO BE CONVEYED

               A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter set forth, that certain parcel of land (hereinafter referred to as the "Land") described on Exhibit A attached hereto with the buildings and improvements, if any, on the Land (hereinafter referred to as the "Improvements") and the machinery and equipment, attached thereto, if any (all of the foregoing real and personal property is hereinafter collectively referred to as the "Property").

               B. The Property shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land and in all strips, gores or rights-of-way, riparian rights and easements, and all right, title and interest of Seller, if any, in and to any award or payment made or to be made (i) for any taking in condemnation or eminent domain of land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, (ii) for damage to the Property or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, (iii) for any taking in condemnation or eminent domain of any part of the Property.

               C. The Property consists of approximately 22.5 acres of unimproved real property fronting on Peachtree Industrial Boulevard and Howell Ferry Road, Gwinnett County, Georgia.

                          ARTICLE II -- PURCHASE PRICE

               The purchase price (hereinafter referred to as the "Purchase Price") for the Property shall be One Million Six Hundred Twenty-Eight Thousand and No/100 Dollars ($1,628,000.00), and subject to all prorations and adjustments provided herein, shall be paid as follows:

               A. Concurrently with the execution of this Agreement, Purchaser shall pay to Seller $100.00 (the "Deposit") by check subject to collection or by wire transfer, such amount to be deposited in a non-interest bearing account. The Deposit shall be applied toward the Purchase Price due at Closing (as hereinafter defined) only if the Closing contemplated hereby is consummated as herein provided, or shall otherwise be applied as elsewhere provided in this Agreement.

               B. The amount (which amount includes the amount of the Deposit) of $1,628,000.00 shall be paid by Purchaser at Closing by certified, cashier or federal funds check drawn to the order of Seller or by wire-transfer of immediately available cash to Seller out of which Seller will pay off in full at Closing any and all loans secured by the Property.

               C. Purchaser and Seller hereby expressly acknowledge and agree that Purchaser is to acquire the Property in an "as-is" condition and that Seller shall have no obligation or liability whatsoever to Purchaser in respect to the quality, integrity, nature or condition of construction or merchantability or habitability of the Improvements or any particular use which may be made thereof. The substance of this Section II C shall survive the consummation of the transaction contemplated herein and shall be included in the Special Stipulations to the Closing Statement to be executed by Purchaser and Seller at Closing.

           ARTICLE III -- ITEMS TO BE DELIVERED BY SELLER AT CLOSING

               At Closing Seller agrees to deliver the following items to Purchaser. Drafts of all documents to be delivered at Closing as specified in this Agreement shall be prepared by Seller's counsel.

               A. Title to the Land shall be conveyed by a limited warranty deed (herein called the "Deed") which will (i) contain a limited warranty of title to the effect that Seller will warrant title to the Purchaser as against any claim by any person owning, holding or claiming by, through or under Seller, but not otherwise, and (ii) be subject only to those title exceptions contained on Exhibit B attached hereto and made a part hereof (herein called the "Permitted Exceptions").

               B. A Title Affidavit of a corporate officer of Seller (in a form customarily utilized in Atlanta, Georgia) showing that all debts for labor and materials in respect of the Property have been paid in full and that there are no outstanding claims, suits, debts, liens or judgments against the Property, except for the Permitted Exceptions.

               C. A FIRPTA Affidavit and an Affidavit of Seller's Residence as respects O.C.G.A. Section 48-7-128.

               D. An IRS form 1099, and a Designation of Reporting Agent and Transferor Identification form.

               E. Such evidence as is required by the title insurance company (the "Title Company") insuring the title to the Property for Purchaser as is required by the Title Company to delete any and all security deeds encumbering the Property from the title insurance commitment to be marked at Closing.

               F. Such evidence as is required by the Title Company as to the authority of those acting on behalf of the Seller in connection with the transaction contemplated in this Agreement, which such evidence shall include a current certificate of existence from the Secretary of State of Georgia and a corporate resolution and incumbency certificate.

               G. Any other documents referred to or specified in this Agreement.

          ARTICLE IV -- ITEMS TO BE DELIVERED BY PURCHASER AT CLOSING

               At Closing, Purchaser agrees to deliver the following items to
Seller:

               A. The Purchase Price as required by and in the manner specified in Section II B hereof.

               B. Any other documents referred to or specified in this Agreement.

            ARTICLE V -- TIME AND PLACE OF CLOSING AND CLOSING COSTS

               A. The consummation of the transaction contemplated herein shall take place on any business day on or before March 31, 1996 selected by Purchaser upon one (1) day's prior notice to Seller (the date such consummation occurs being herein referred to as the "Closing" or "Closing Date") at the offices of Holt, Ney, Zatcoff & Wasserman, Atlanta, Georgia commencing at 10:00 A.M.

               B. At Closing, Purchaser shall pay the transfer tax and recording fees incident to the Deed, and all other closing expenses with respect to the closing of the transaction contemplated herein, including, without limitation, survey costs, recording fees, the premium incident to any title insurance policy to be issued to Purchaser, except that Seller and Purchaser will each pay their own attorney's fees.

               C. Possession of the Property will be delivered by Seller to Purchaser on the Closing Date.

                          ARTICLE VI -- APPORTIONMENTS

               The following items shall be apportioned at Closing and as of the Closing Date:

               A. All real property taxes, including the current installment for any assessment (special, bond, or otherwise), and personal property ad valorem taxes, if any. Seller shall be entitled to receive a return of all utility deposits placed with any utility company, and Purchaser shall be responsible to place its own deposit with any such utility company. Seller shall be entitled to receive all income in respect of the Property and shall be obligated to pay all expenses, including utility charges, in respect of the Property for all time periods prior to and including the day prior to the Closing Date. Purchaser shall be entitled to receive all such income and shall be obligated to pay all such expenses, including utility charges, for all time periods commencing with the Closing Date. In the event that any income or any expense item relating to the period prior to the Closing Date is received or appears after the Closing, such item(s) shall be adjusted between the Seller and the Purchaser within ten (10) days after such is discovered. This Section VI A shall survive the Closing of the transaction contemplated herein, but only for a period of thirty (30) days after which all prorations and adjustments shall be final as between Seller and Purchaser, except that the proration for real property taxes in respect of the Property shall be based on 1995 taxes because the 1996 tax bill will not be available at Closing and such proration shall be final and there shall be no reproration between Seller and Purchaser in the event there is any difference in the 1995 amount of real property taxes with respect to the Property and the 1996 amount of such taxes when the 1996 tax bill is available.

                ARTICLE VII -- PURCHASER'S CONDITIONS PRECEDENT

               Purchaser shall not be required to purchase the Property unless the following conditions precedent have been satisfied:

               A. The physical condition of the Property shall be substantially the same on the Closing Date as on the date of full execution hereof, normal wear and tear excepted.

               B. As of the Closing Date there shall be no administrative agency action, litigation or other governmental proceeding of any kind pending or threatened against the Seller or the Property which after the Closing would materially, adversely affect the value of the Property.

                         ARTICLE VIII -- EMINENT DOMAIN

               A. If, prior to the Closing Date, all of the Property is taken by condemnation or eminent domain or same is pending, this Agreement shall terminate as of the day title to the Property or possession thereof vests in the condemning authority, the Deposit shall be returned by Seller to Purchaser, and upon such return this Agreement shall terminate and be null and void and of no further force or effect and neither Purchaser nor Seller shall have any further rights, remedies, duties, liabilities or obligations to the other hereunder. If, prior to the Closing Date, there shall be any condemnation or eminent domain proceedings instituted or pending against less than all of the Property, and same would interfere with Purchaser's ability to develop the Property for Purchaser's intended use, then Purchaser may elect to terminate this Agreement by written notice given to Seller within three (3) days after Purchaser has received notice from Seller of such proceedings. Upon such notice to Seller the Deposit shall immediately be returned to Purchaser by Seller, and upon such return this Agreement shall terminate and be null and void and of no further force or effect and neither Purchaser nor Seller shall have any further rights, remedies, duties or obligations to the other hereunder. Failure of the Purchaser to so notify Seller within said three (3) days that Purchaser has elected to terminate this Agreement shall be deemed to mean that Purchaser has elected not to terminate this Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein without abatement of the Purchase Price, and there shall be assigned to the Purchaser at the Closing, all interest of the Seller in and to any condemnation awards which may be payable to the Seller on account of such occurrence.

             ARTICLE IX -- SELLER'S REPRESENTATIONS AND WARRANTIES

               Seller represents and warrants to Purchaser that:

               A. Seller has all requisite power and authority to execute this Agreement, the closing documents listed in Article III hereof, and any other documents required to be delivered by the Seller.

               B. To the best of Seller's knowledge, the conveyance of the Property to Purchaser pursuant to this Agreement will not be a violation by Seller of any applicable statute, ordinance, governmental restriction, or regulation, or any private restriction or agreement.

               C. To the best of Seller's knowledge, as of the date of full execution hereof, there is no administrative agency action, litigation or other governmental proceeding of any kind pending or threatened against the Seller or the Property which after the Closing would materially, adversely affect the value of the Property.

               D. To the best of Seller's knowledge, no special assessments of any kind (special, bond or otherwise) are levied against the Property which are outstanding and unpaid.

               E. Seller has no knowledge of any pending or contemplated condemnation proceedings affecting the Property or any part thereof. Seller will not sell, assign or convey any right, title or interest whatever in or to the Property or create or permit to exist any lien, encumbrance, or charge thereon without promptly discharging the same, except as otherwise expressly provided for herein.

               F. Seller will not willfully take any action, or willfully omit to take any action, which action or omission would have the effect of violating any of its representations, warranties, covenants and agreements contained herein.

               Seller's warranties and representations contained in this Agreement shall not survive the Closing and shall be merged into the Deed and other documents to be executed and delivered in connection with the transaction contemplated herein.

                       ARTICLE X -- DEFAULT AND REMEDIES

               A. In the event that the transaction contemplated herein is not closed and consummated because of Purchaser's failure or breach to perform its obligations hereunder, Seller shall retain the Deposit as agreed-upon liquidated damages and not a penalty, it being otherwise difficult or impossible to estimate Seller's actual damages, and which liquidated damages shall be in lieu of any other damages or the right to specific performance, and, upon such event, this Agreement shall terminate and be null and void and of no further force or effect, and neither Seller nor Purchaser shall have any further rights, remedies, duties, liabilities or obligations to the other hereunder. Seller hereby waives any right to specific performance, injunctive relief or any other relief to cause Purchaser to perform its obligations under this Agreement, and Seller hereby waives any right to damages in excess of said liquidated damages occasioned by Purchaser's breach of this Agreement. Seller and Purchaser acknowledge that it is impossible to estimate the actual damages Seller would suffer from Purchaser's breach hereof, but that the liquidated damages provided herein represent a reasonable pre-estimate of such damages and Seller and Purchaser therefor intend to provide for liquidated damages as herein specified, and that the agreed-upon liquidated damages are not punitive or penalties and are just, fair and reasonable, all in accordance with O.C.G.A.
Section  13-6-7.

               B. In the event that the transaction contemplated herein is not closed and consummated because of Seller's failure or breach to perform its obligations hereunder or because of a breach by Seller of any of the representations and warranties made herein by Seller, Purchaser shall have the right only (i) to terminate this Agreement by giving notice thereof to Seller, and upon receipt of such notice Seller shall return the Deposit to Purchaser and thereafter this Agreement shall terminate and be null and void and of no further force or effect, and neither Seller nor Purchaser shall have any further rights, remedies, duties, liabilities or obligations to the others hereunder, or (ii) to sue Seller for specific performance of its obligations under this Agreement; which remedies specified in (i) and (ii) shall be in lieu of any other rights or remedies for Purchaser, including, without limitation, any right or claim for damages. If Purchaser consummates the transaction contemplated in this Agreement it shall be conclusively deemed to have waived any breach by Seller of any covenant, representation or warranty under this Agreement (but not under any of the documents executed at Closing which shall continue in accordance with their terms) which the Purchaser knew or should have known existed prior to the Closing.

                             ARTICLE XI -- NOTICES

               Whenever any notice, demand, or request is required or permitted hereunder, such notice, demand or request shall be in writing and shall be hand-delivered in person or sent by United States mail, registered, certified or Express Mail, postage prepaid, or by Federal Express or similar expedited delivery service, to the addresses set forth below:

                        To Seller:

                        Roberts Properties, Inc.
                        8010 Roswell Road
                        Suite 120
                        Atlanta, Georgia 30350

                        To Purchaser:

                        Roberts Properties Residential, L.P.
                        c/o Roberts Properties, Inc.
                        8010 Roswell Road
                        Suite 120
                        Atlanta, Georgia 30350

                        With a Copy to:

                        Sanford H. Zatcoff, Esq.
                        Holt, Ney, Zatcoff & Wasserman
                        100 Galleria Parkway
                        Suite 600
                        Atlanta, Georgia  30339

Any notice, demand, or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notice, demand or request is hand-delivered in person, or (ii) on the day such notices, demands or requests are deposited in the United States Mail or with such expedited delivery service in accordance with the preceding portion of this Article XI. Either Purchaser or Seller shall have the right from time to time to designate by written notice to the other such other person or persons and at such other places in the United States as Purchaser or Seller desires written notices, demands, or requests to be delivered or sent in accordance herewith; provided, however, at no time shall either party be required to send more than an original and two (2) copies of any such notice, demand or request required or permitted hereunder.

                        ARTICLE XII -- SETTLEMENT ITEMS

               In addition to the items specifically mentioned in this Agreement to be delivered at the Closing, Seller shall deliver the following items to Purchaser at the Closing: any sewer, water and other utility bills and assessment bills any part of which is to be paid by Purchaser; and a complete and accurate statement setting forth the necessary information upon which any adjustment shall be made at the Closing.

                             ARTICLE XIII -- ACCESS

                 Purchaser and its agents and representatives shall have the right to enter upon the Property at any reasonable time prior to the Closing Date, for any lawful purpose, including, without limitation, investigations, tests and studies, structural inspection, and survey purposes; provided, however, Purchaser shall pay for all such work performed on the Property and shall not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer, and Purchaser hereby expressly agrees to indemnify and hold Seller harmless with respect thereto; and provided further, however, that Purchaser hereby expressly agrees to indemnify and hold Seller harmless against any claim, damage or injury to either persons or property arising out of Purchaser's or its agent's, employees' or representatives' actions under this Article XIII. This Article XIII shall survive the Closing of the transaction contemplated herein or any other termination of this Agreement.

                             ARTICLE XIV -- BROKERS

               A. Purchaser and Seller hereby represent to each other that no real estate broker or agent was involved in negotiating the transaction contemplated herein. In the event any claim(s) for real estate commissions, fees or compensation arise in connection with this Agreement and the transaction contemplated herein, the party so incurring or causing such claim(s) shall indemnify, defend and hold harmless the other party from any loss, claim or damage which the other party suffers because of said claim(s).

                          ARTICLE XV -- MISCELLANEOUS

               A. This Agreement constitutes the entire agreement between the parties hereto and cannot be changed or modified other than by a written agreement executed by both Purchaser and Seller.

               B. There shall also be executed and delivered at Closing all other documents and instruments reasonably required or necessary to effect the transaction contemplated herein.

               C. Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

               D. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original.

               E. The captions of this Agreement are inserted for convenience or reference only and do not define, describe or limit the scope or intent of this Agreement or any of the terms hereof.

               F. Time is of the essence of this Agreement and each term and provision hereof.

               G. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

               H. All rights, powers and privileges conferred hereunder upon the parties unless otherwise provided shall be cumulative and not restricted to those given by law.

               I. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party to its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof.

               J. Purchaser shall have the right to waive any condition or contingency herein in Purchaser's favor and Seller shall have the right to waive any condition or contingency herein in Seller's favor.

               K. Anything contained in this Agreement to the contrary notwithstanding, (i) except as specifically set forth in this Agreement to the contrary, the terms and provisions of this Agreement shall not survive Closing and shall be merged into the Deed; and (ii) except as specifically set forth in this Agreement to the contrary, Seller does not make any warranties or representations of any kind or character, expressed or implied, with respect to the Property, its physical condition, income to be derived therefrom or expenses to be incurred with respect thereto, or any other matter or thing relating to or affecting the Property, and there are no oral or written agreements, warranties or representations with respect to the Property, except as otherwise expressly set forth in this Agreement.

               L. The provisions of this Agreement shall extend to, bind and inure to the benefit of the parties hereto and their respective successors, assigns and the legal representatives of their estates.

               M. This Agreement may be assigned by Purchaser only if (i) together therewith, Purchaser assigns all of its right, title and interest in and to the Deposit, (ii) prompt written notification of the Assignment signed by both the assignor and the assignee is given to Seller, and (iii) the assignee is either a corporation of which Charles S. Roberts owns a majority interest, or a limited partnership of which Charles S. Roberts is a general partner.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, sealed and delivered the day and year first above written.


                                 SELLER:

                                 ROBERTS PROPERTIES, INC., a Georgia
                                 corporation


                                 By: /s/  Charles S. Roberts
                                     ---------------------------------
                                     Charles S. Roberts
                                     President

                                            (CORPORATE SEAL)


                                 PURCHASER:

                                 ROBERTS PROPERTIES RESIDENTIAL,
                                 L.P., a Georgia limited partnership

                                 By:     Roberts Realty Investors, Inc.,
                                         a Georgia corporation, its
                                         sole general partner

                                         By: /s/  Charles S. Roberts
                                             -----------------------------
                                             Charles S. Roberts, President

                                             (CORPORATE SEAL)

                                   EXHIBIT A

ALL THAT TRACT of land in Land Lot 296 of the 6th District, Gwinnett County, Georgia, described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at a point on the south right-of-way line of Howell Ferry Road (100 foot right-of-way) at the mitered intersection of the south right-of-way line of Howell Ferry Road with the east right-of-way line of Peachtree Industrial Boulevard (right-of-way varies); running thence along the south right-of-way line of Howell Ferry Road North 69 degrees 49 minutes 18 seconds East 264.28 feet to a 1/2-inch rebar set at the TRUE POINT OF BEGINNING; from the TRUE POINT OF BEGINNING as thus established, continuing thence along the south right-of-way line of Howell Ferry Road North 69 degrees 49 minutes 18 seconds East 139.03 feet to a 1/2-inch rebar found; thence, leaving said right-of-way line, South 20 degrees 08 minutes 58 seconds East 481.69 feet to a 1/2-inch rebar found; thence South 20 degrees 08 minutes 58 seconds East 38.72 feet to a point in the centerline of a creek; thence, along said centerline (the property line being the centerline of said creek), the following courses and distances: (1) South 88 degrees 21 minutes 40 seconds West 33.50 feet to a point, (2) North 73 degrees 33 minutes 01 second West
68.10 feet to a point, (3) North 37 degrees 09 minutes 32 seconds West 15.73 feet to a point, (4) North 51 degrees 19 minutes 49 seconds West 44.78 feet to a point, (5) North 66 degrees 46 minutes 31 seconds West 47.83 feet to a point,
(6) North 88 degrees 27 minutes 29 seconds West 47.03 feet to a point, and (7) South 77 degrees 13 minutes 50 seconds West 31.39 feet to a point; thence leaving said centerline and running along the original centerline of the creek, as currently identifiable, prior to the new channel taken by the creek as a result of the installation of the 132 inch corregated metal pipe shown on the survey hereinafter referred to, the following courses and distances: (1) South 23 degrees 42 minutes 08 seconds East 42.45 feet to a point, (2) North 88 degrees 26 minutes 54 seconds East 30.35 feet to a point, (3) South 15 degrees 06 minutes 32 seconds East 33.53 feet to a point, and (4) South 26 degrees 44 minutes 05 seconds West 61.60 feet to a point in the centerline of a creek; thence along said centerline (the property line being the centerline of said creek) the following courses and distances: (1) South 31 degrees 28 minutes 13 seconds East 26.41 feet to a point, (2) South 78 degrees 24 minutes 14 seconds East 80.25 feet to a point, (3) South 01 degree 11 minutes 32 seconds West
52.57 feet to a point, (4) South 67 degrees 15 minutes 21 seconds East 64.79 feet to a point, (5) South 42 degrees 02 minutes 18 seconds East 85.35 feet to a point, (6) North 60 degrees 00 minutes 52 seconds East 34.18 feet to a point,
(7) South 34 degrees 52 minutes 46 seconds East 45.08 feet to a point, (8) South 38 degrees 45 minutes 21 seconds West 42.79 feet to a point, (9) South 00 degrees 49 minutes 33 seconds West 16.81 feet to a point, (10) North 77 degrees 37 minutes 26 seconds East 30.94 feet to a point, (11) North 86 degrees 44 minutes 50 seconds East 69.12 feet to a point, (12) South 51 degrees 25 minutes 34 seconds East 35.82 feet to a point, (13) South 28 degrees 43 minutes 27 seconds West 35.61 feet to a point, (14) South 06 degrees 48 minutes 23 seconds East 15.85 feet to a point, (15) South 38 degrees 44 minutes 37 seconds East
31.48 feet to a point, (16) North 64 degrees 56 minutes 13 seconds East 52.84 feet to a point, (17) South 28 degrees 49 minutes 50 seconds East 26.19 feet to a point, (18) North 63 degrees 43 minutes 54 seconds East 21.50 feet to a point, (19) South 02 degrees 50 minutes 39 seconds East 86.92 feet to a point,
(20) South 04 degrees 21 minutes 36 seconds West 30.31 feet to a point, (21) South 10 degrees 14 minutes 54 seconds East 58.28 feet to a point, (22) South 00 degrees 03 minutes 47 seconds West 95.91 feet to a point, (23) South 00 degrees 09 minutes 35 seconds East 218.72 feet to a point, (24) South 09 degrees 34 minutes 46 seconds West 122.27 feet to a point, (25) South 29 degrees 19 minutes 11 seconds East 101.50 feet to a point, (26) South 64 degrees 25 minutes 39 seconds East 37.01 feet to a point, and (27) South 40 degrees 10 minutes 19 seconds East 52.97 feet to a point on the land lot line common to Land Lots 291 and 296 of the 6th District, Gwinnett County, Georgia; thence, leaving the centerline of said creek and running along said common land lot line, the following courses and distances: (1) South 59 degrees 08 minutes 30 seconds West 59.00 feet to a 1/2-inch rebar set, (2) South 59 degrees 08 minutes 30 seconds West 1,112.19 feet to a 1/2-inch rebar found on the southeast right-of-way line of said Peachtree Industrial Boulevard; thence, along said right-of-way line, the following courses and distances: (1) North 18 degrees 00 minutes 14 seconds East 267.00 feet to a point, (2) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 17 degrees 44 minutes 35 seconds East 34.60 feet and a radius of 2,939.30 feet) 34.60 feet to a concrete monument found, (3) South 72 degrees 35 minutes 39 seconds East 84.88 feet to a point, (4) North 18 degrees 04 minutes 49 seconds East 63.23 feet to a concrete monument found, (5) North 73 degrees 47 minutes 30 seconds West 86.29 feet to a concrete monument found, and
(6) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 04 degrees 14 minutes 37 seconds East 1,218.70 feet and a radius of 2,939.30 feet) 1,227.60 feet to a 1/2-inch rebar set; thence, leaving said right-of-way line, North 82 degrees 12 minutes 40 seconds East

199.79 feet to a 1/2-inch rebar set; thence North 13 degrees 42 minutes 16 seconds West 286.75 feet to a 1/2-inch rebar set; thence North 65 degrees 03 minutes 28 seconds East 78.49 feet to a 1/2-inch rebar set; thence, along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 20 degrees 03 minutes 28 seconds East 127.28 feet and a radius of 90.00 feet) 141.37 feet to a 1/2-inch rebar set; thence North 30 degrees 17 minutes 08 seconds West 80.48 feet to a 1/2-inch rebar set; thence North 20 degrees 10 minutes 42 seconds West 90.00 feet to the TRUE POINT OF BEGINNING, said tract containing approximately 22.500 acres as shown on plat of Survey for Roberts Properties, Inc., First Union National Bank of Georgia and Chicago Title Insurance Company prepared by Rochester & Associates, Inc., bearing the seal and certification of James C. Jones, Georgia Registered Land Surveyor No. 2298, dated July 11, 1994, last revised December 14, 1994.

                                   EXHIBIT B


1. Taxes and assessments for the year 1996 and subsequent years, a lien not yet due and payable.

2. All matters disclosed by plat of survey for Roberts Properties, Inc., First Union National Bank of Georgia & Chicago Title Insurance Company, prepared by Rochester & Associates, Inc., dated July 11, 1994, last revised December 14, 1994, bearing the seal of James C. Jones, Georgia
         Registered Land Surveyor No. 2298, including those matters disclosed by Final Plat for Howell Station Commercial Center, Unit Four, dated July
         15, 1988, revised September 15, 1993, filed for record September 29,
         1993, and recorded in Plat Book 60, page 78, Gwinnett County, Georgia records, and re-recorded December 14, 1994, in Plat Book 64, page 285, aforesaid records.

3. Rights of upper and lower riparian owners in and to the waters of rivers, creeks or branches crossing or adjoining the subject property, and the natural flow thereof, free from diminution or pollution.

4. Any adverse claim based upon the assertion that (a) some portion of the subject property has been created by artificial means, or has accreted to such portion so created; or (b) some portion of the subject property has been brought within the boundaries thereof by an avulsive movement of the creek adjacent to the subject property, or has been formed by accretion to any such portion.

5.       Easement from Mrs. C.W. Summerour to Georgia Power Company, dated
         September 9, 1940, filed for record September 19, 1940, and recorded in Deed Book 69, page 125, aforesaid records.

6.       Easement from Mrs. C.W. Summerour to Georgia Power Company, dated
         October 28, 1948, filed for record November 3, 1948, and recorded in Deed Book 90, page 249, aforesaid records.

7.       Sanitary Sewer Easement from Partridge Greene, Inc. to Tempo Station
         Associates, a limited partnership, dated June 11, 1984, filed for record June 18, 1984, and recorded in Deed Book 2808, page 597, aforesaid records.

8.       Easement from Partridge Greene, Inc. to Howell Station Associates, a
         Georgia general partnership, dated October 16, 1984, filed for record
         November 9, 1984, and recorded in Deed Book 2913, page 413, aforesaid records.

9.       Easement from Partridge Greene, Inc. to Tempo Station Associates, dated
         October 31, 1984, filed for record April 22, 1985, and recorded in Deed
         Book 3026, page 399, aforesaid records.


10.      Use covenant contained in Limited Warranty Deed from Dallas
         Development, Inc. to Roberts Properties, Inc., dated December 15, 1994, recorded in Deed Book 10943, page 224, aforesaid records.





                                     - 2 -